BEAUTYHEALTH NAMES SHERI LEWIS AS CHIEF SUPPLY CHAIN AND OPERATIONS OFFICER

LONG BEACH, Calif., April 9, 2024 – The Beauty Health Company (NASDAQ: SKIN), home to flagship brand Hydrafacial, today announced that it has appointed Sheri Lewis as Chief Supply Chain and Operations Officer, effective immediately. Ms. Lewis will report to BeautyHealth’s President and Chief Executive Officer, Marla Beck.

“Sheri is a talented and deeply experienced executive who brings decades of valuable global operations expertise to BeautyHealth as we chart the future of the Company,” said Marla Beck, BeautyHealth President and Chief Executive Officer. “The Board of Directors and I are confident that her deep industry experience across global supply chain and operations will play a critical role in advancing our strategic objectives with the goal of further enhancing shareholder value.”

Before joining BeautyHealth, Ms. Lewis established herself as an industry leader in the areas of global supply chain and manufacturing operations. Most recently, Ms. Lewis was the EVP of global supply chain operations at Avantor, Inc., where she served on the executive committee and led the company’s global integrated supply chain strategy and operational performance with oversight of over 3,500 associates.

Prior, Ms. Lewis spent almost twelve years at Medtronic, most recently as VP of global operations, responsible for 32 global manufacturing sites, 19,000 people, and the end-to-end value stream. Earlier, Ms. Lewis held positions of increasing responsibility at Honeywell, including VP of materials management, planning and procurement, and at Fabrico, where she was general manager. Ms. Lewis holds a Bachelor of Arts degree in organization management from Concordia University, and is the recipient of a number of awards, including Global Operations and Business Services Leader of the Year.

“I’m thrilled to join The Beauty Health Company at such a pivotal moment in its history,” said Ms. Lewis. “BeautyHealth has become a leader in the space by developing world-class brands and products that have captured the loyalty of a global community of providers, partners, and consumers. I am confident in our ability to make marked progress in key operational areas to drive results across the entire value stream as we grow and evolve the business.”

Brad Hauser, current Chief Operations Officer, will be leaving BeautyHealth and will work closely with Sheri and other members of the executive team over the next few months to smoothly transition his responsibilities.

About The Beauty Health Company
The Beauty Health Company (NASDAQ: SKIN) is a global category-creating company delivering millions of skin health experiences every year that help consumers reinvent their relationship with their skin, bodies and self-confidence. Our brands are pioneers: Hydrafacial™ in hydradermabrasion, SkinStylus™ in microneedling, and Keravive™ in scalp health. Together, with our powerful global community of estheticians, partners and consumers, we are personalizing skin health for all ages, genders, skin tones, and skin types. We are committed to being ever more mindful in how we conduct our business to positively impact our communities and the planet. Find a local provider at https://hydrafacial.com/find-a-provider, and learn more at beautyhealth.com or LinkedIn.

Investors: IR@beautyhealth.com
Press: press@beautyhealth.com